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                                  PRESS RELEASE


                                                  Paris, May 16th, 2001

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            AXA GROUP AND AXA FINANCIAL NAMED CHRISTOPHER M. CONDRON
                     AS PRESIDENT AND CEO OF AXA FINANCIAL

                    ED MILLER TO JOIN AXA'S SUPERVISORY BOARD

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PARIS, MAY 16, 2001 - AXA Group (NYSE: AXA) and AXA Financial, Inc. today named
Christopher M. "Kip" Condron as President and Chief Executive Officer, succeeding Edward D. Miller. Miller will remain with AXA Group as a member of its supervisory board and as a senior advisor to Henri de Castries, AXA's Chief Executive Officer. Mr. Condron will also become a member of AXA's Management Board. Mr. Condron is currently President and Chief Operating Officer of Mellon Financial Corporation and Chairman and Chief Executive Officer of the Dreyfus Corporation, Mellon's mutual fund subsidiary.

"Kip Condron has all the right qualifications, proven leadership abilities and extensive financial planning and asset management experience to build upon the successes that we have enjoyed under Ed Miller's leadership," said Henri de Castries. "We are delighted to welcome such a seasoned professional to the helm of our flagship company in the U.S. market, and to see him join the AXA Management Board where his abilities and experience will help us pursue the successful implementation of our global strategy."

Mr. Condron has been President and Chief Operating Officer of Mellon Financial Corporation since 1999 and Chairman and Chief Executive Officer of Dreyfus since 1995. Previously, he was Vice Chairman of The Boston Company, an asset management and trust company, which was acquired by Mellon in 1993. Before joining The Boston Company in 1989, Mr. Condron was co-president of AYCO Corporation, which acquired Condron Associates, a financial planning firm of which Mr. Condron was founder and President.

"With a solid strategy in place, a clearly defined business platform and strong momentum going forward, AXA Financial's essential mission under Kip's leadership will remain unchanged: to be a premier provider of financial protection and wealth management products and services," added de Castries.


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"I am excited about the opportunities for growth at AXA Financial and look forward to working with the impressive group of people who have built the company into what it is today," said Mr. Condron. "In particular, I look forward to working with the management teams at AXA Financial, Alliance Capital and AXA Client Solutions as we lead this organization forward."

As part of this management transition, Mike Hegarty, AXA Financial's Chief Operating Officer, will take this time to pursue other leadership opportunities. During their tenures at AXA Financial, Miller and Hegarty led critical developments in the company's distribution capabilities, financial planning initiatives, asset management operations and overall company branding.

"Mike and I have planned and launched the changes necessary to transform AXA Financial into what it is today, a multi-channel asset gathering company with $483 billion in assets under management," said Miller. "Of course, none of this would have been possible without the deep bench of management talent, our dedicated employees and our expert field force that have supported us every step of the way."

In addition, Miller led the company through several significant transactions including the sale of Donaldson, Lufkin & Jenrette, the acquisition of Sanford Bernstein, and AXA's acquisition of the minority interest in AXA Financial.

"We would like to thank both Ed and Mike for the valuable contributions they've made to AXA Financial," concluded de Castries. "I am confident that we've taken all of the necessary steps to ensure a smooth and successful leadership transition at AXA Financial, including Ed's new advisory role within AXA Group. I'm equally confident in Kip's ability to further enhance, deepen and leverage the company's growth platform in the months and years ahead."

AXA will conduct a one-hour conference call today at 9:45 AM NY time (3:45 PM in Paris). Henri de Castries, CEO of the AXA Group, along with Ed Miller, outgoing CEO of AXA Financial, Christopher "Kip" Condron, newly appointed CEO of AXA Financial, and Stan Tulin, Vice Chairman and CFO of AXA Financial will discuss the management transition and answer questions.

Investors interested in participating should call at least 10 minutes before the start of the scheduled conference call:

U.S. --           + 1 303 267 1000
International --  + 44 (0) 20 8240 8248

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About AXA Financial
-------------------

AXA Financial, Inc., a wholly owned subsidiary of AXA Group (NYSE: AXA), is a premier financial services organization through its strong brands: AXA Advisors, The Equitable Life Assurance Society, Equitable Distributors, Alliance Capital Management and Sanford C. Bernstein. For more information, visit www.axa-financial.com


About AXA Group
---------------

AXA Group is a worldwide leader in financial protection and wealth management. AXA's operations are diverse geographically, with major operations in Western Europe, North America and the Asia/Pacific area. AXA had Euro 893 billion in assets under management as of December 31, 2000 and reported revenues of approximately Euro 80 billion for the full year 2000.

The AXA ordinary share is listed and trades on the Paris Stock Exchange. The AXA American Depositary Share (ADS) is listed on the NYSE under the ticker symbol AXA

                     For more information, visit www.axa.com


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AXA MEDIA RELATIONS:                         AXA INVESTOR RELATIONS:
--------------------                         -----------------------

Christophe Dufraux:    331 4075 4674         Greg Wilcox:      331 4075 4885
Emmanuelle Isnard:     331 4075 4622         Matthieu Andre:   331 4075 4685
Barbara Wilkoc:        212 314 3740          Caroline Portel:  212 314 6182



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